As filed with the Securities and Exchange Commission on August 9, 2016

Registration No. 333-195920

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE

AMENDMENT NO. 1 TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Aradigm Corporation

(Exact name of registrant as specified in its charter)

California	94-3133088
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

3929 Point Eden Way, Hayward, CA	94545
(Address of Principal Executive Offices)	(Zip Code)

Igor Gonda, Ph.D.

President and Chief Executive Officer

3929 Point Eden Way

Hayward, CA 94545

(510) 265-9000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Nancy E. Pecota Vice President of Finance, Chief Financial Officer 3929 Point Eden Way Hayward, CA 94545 (510) 265-9000	Jon Layman, Esq. Hogan Lovells US LLP 3 Embarcadero Center San Francisco, CA 94111 (415) 374-2300

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

EXPLANATORY NOTE

Aradigm Corporation (the “Registrant”), is filing this Post-Effective Amendment No. 1 to deregister the securities originally registered pursuant to the Registration Statement on Form S-8 filed on May 13, 2014 (File No. 333-195920) (the “Registration Statement”), with respect to 500,000 shares of the Registrant’s common stock, no par value (the “Common Stock”) and related rights to purchase the Registrant’s Series A Junior Participating Preferred Stock, no par value (the “Preferred Share Purchase Rights”) issued to Igor Gonda pursuant to the option grant, effective February 14, 2014 and the Amended and Restated Rights Agreement, dated September 5, 2008.

The Registrant has terminated all offerings of securities under the Registration Statement. This Post-Effective Amendment No. 1 to the Registration Statement is being filed to remove from registration all of the securities that have been registered for issuance but remain unsold at the termination of such offering, a total of 12,500 shares of Common Stock and the related Preferred Share Purchase Rights. The foregoing number reflects a 1-for-40 reverse split of the Registrant’s Common Stock effected in May 2014. As a result, every 40 shares of the Registrant’s Common Stock originally registered on the Registration Statement was converted into 1 share of post-split Common Stock.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hayward, State of California, on the 9th day of August, 2016.

ARADIGM CORPORATION

By:	/s/ Igor Gonda, Ph.D.
Igor Gonda, Ph.D.
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Igor Gonda, Ph.D.	President, Chief Executive	August 9, 2016
Igor Gonda, Ph.D.	Officer and Director (Principal Executive Officer)

/s/ Nancy E. Pecota	Vice President, Finance and	August 9, 2016
Nancy E. Pecota	Chief Financial Officer (Principal Financial and Accounting Officer)

*	Chairman of the Board and Director	August 9, 2016
Virgil D. Thompson

*	Director	August 9, 2016
John M. Siebert, Ph.D.

*	Director	August 9, 2016
Frederick Hudson

*	Director	August 9, 2016
David Bell

/s/ Igor Gonda, Ph.D.	Attorney-in-Fact	August 9, 2016
Igor Gonda, Ph.D.